Exhibit 4(b)
                          AMENDMENT TO
                       OWENS & MINOR, INC.
                      0% SUBORDINATED NOTE
                        DUE MAY 31, 1997


        This Amendment dated as of April 29, 1994 to the 0% Subordinated Note Due May 31, 1997 in the principal amount of $11,500,000 issued by Owens & Minor, Inc., a Virginia Corporation ("O&M"), to Hygeia Limited, a Cayman Islands corporation ("Hygeia") or registered assigns (the "0% Subordinated Note") is made by and between O&M and Hygeia.

                            RECITALS

  A. Pursuant to an Agreement of Exchange, dated as of December 22, 1993, as amended and restated on March 31, 1994, by and among O&M, O&M Holding, Inc. ("O&M Holding"), Stuart Medical, Inc. ("SMI") and the principal shareholders of SMI (the "Exchange Agreement"), at the Effective Time (as such term is defined in the Exchange Agreement), each issued and outstanding share of common stock of O&M will be exchanged for one share of common stock of O&M Holding (the "Exchange") and O&M will become a wholly-owned subsidiary of O&M Holding.

  B.    The   0%  Subordinated  Note   provides  that   it  is
  subordinate in right of payment to certain indebtedness of O&M.

  C.    The parties wish to amend the 0% Subordinated  Note to
  make  it   subordinate  in  right  of   payment  to  certain
  indebtedness of O&M Holding as well as O&M.

        NOW THEREFORE, the parties hereby agree as follows:

  1.    Amendment.   The  subheading  "Subordination" and  the
  provisions thereunder shall be deleted and the following shall be substituted therefore:

        Subordination.   This  Note is  subordinated and
        subject in  right of payment to  the payment, in
        accordance with  the terms of,  (1) indebtedness
        of  O&M  Holding  provided  for  in  the  Credit
        Agreement dated  as of April 29,  1994 among O&M
        Holding,  Inc., certain  of its  subsidiaries as
        guarantors,   the   banks  identified   therein,
        NationsBank of North  Carolina, N.A., as  Agent,
        Chemical  Bank, N.A.  and Crestar  Bank, as  Co-
        Agents, and NationsBank of North Carolina, N.A.,
        as    Administrative    Agent    (the    "Credit
        Agreement"),  (2)  any indebtedness  incurred or
        issued by the Company  or O&M Holding to replace
        or  refinance  indebtedness  under   the  Credit
        Agreement  ("Refinanced  Indebtedness") and  (3)
        indebtedness of the Company or O&M Holding owing
        to   any  commercial   bank  or   other  lending
        institution  that  may  hereafter  extend  term,
        revolving credit  or line of credit financing or
        similar  financing  (a  "Bank Loan");  provided,
        however, that nothing  herein shall be construed
        to impair the ability of  the Company to pay  to
        the  registered owner hereof any installments of
        principal or interest owing hereunder until such
        time as there shall have occurred a default with
        respect  to  the  Credit  Agreement,  Refinanced
        Indebtedness or  a Bank Loan or  any evidence of
        indebtedness or collateral document  relating to
        the foregoing.   In addition,  nothing herein is
        intended  to  or  shall impair  as  between  the
        Company, its creditors (other than  lenders with
        respect  to the  indebtedness owing  pursuant to
        the Credit Agreement,  holders of any Refinanced
        Indebtedness  or  any  lending institution  with
        respect  to a  Bank  Loan),  and the  registered
        owner  of  this  Note,  the  obligation  of  the
        Company,   which   shall    be   absolute    and
        unconditional, to pay to the registered owner of
        this Note, the principal of and interest on this
        Note, as and when the same shall  become due and
        payable in  accordance  with its  terms,  or  to
        affect  the relative  rights  of the  registered
        owner of this Note, and creditors of the Company
        or O&M Holding (other  than lenders with respect
        to the indebtedness owing pursuant to the Credit
        Agreement,      holders   of    any   Refinanced
        Indebtedness  or  any  lending institution  with
        respect to  a  Bank Loan),  nor  shall  anything
        herein  or therein prevent  the registered owner
        of   this  Note  from  exercising  all  remedies
        otherwise  permitted  by  applicable   law  upon
        default.

  2. Effective Date of Amendment. This Amendment shall become effective at and as of the Effective Time; provided, however, that if the Exchange is never consummated, this Amendment shall become void and of no further force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

                                OWENS & MINOR, INC.

                                By:/s/

                                Title:


                                HYGEIA LIMITED


                                By:/s/
                                Title: